Exhibit 21

MEREDITH ENTERPRISES, INC.

Subsidiaries of the Registrant

Name	State of Jurisdiction
Corporate Subsidiaries of the Company:
Meredith Garden Grove I, Inc.	Delaware
Meredith Garden Grove II, Inc.	Delaware

Limited Liability Company Subsidiaries of the Company:
WCRI, LLC	California
Northlake Festival, LLC	Delaware